                                                                       EXHIBIT 5

                                                                    July 3, 1996
Board of Directors
Turner Broadcasting System, Inc.
One CNN Center
Atlanta, Georgia 30303

     Re: Turner Broadcasting System, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     I am General Counsel of Turner Broadcasting System, Inc., a Georgia corporation ("TBS"), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of TBS and its subsidiaries. This opinion is furnished in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by TBS with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 240,965 shares (the "Shares") of Class B common stock of TBS, par value $0.0625 (the "TBS Class B Common Stock"), issuable by TBS upon the exercise of warrants (the "Warrants") originally issued by New Line Cinema Corporation ("New Line") in 1991 and assumed by TBS in 1994.

     This opinion is delivered in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of
(i) the Registration Statement, as filed with the Commission on the date hereof under the Act; (ii) the Restated Articles of Incorporation of TBS and the Bylaws of TBS; (iii) copies of certain resolutions adopted by the TBS Board of Directors relating to, among other things, the Shares; (iv) the form of a specimen certificate representing the TBS Class B Common Stock; (v) the form of Warrant; (vi) the Warrant Assumption Agreement, dated January 28, 1994, between TBS and New Line; and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

     I am licensed to practice law in the State of Georgia and express no opinion as to the laws of any other jurisdiction, other than the laws of the United States of America to the extent specifically referred to herein.

     Based upon and subject to the foregoing, and assuming the conformity of the certificates representing the Shares to the form of specimen thereof examined by me and the due execution and delivery of such certificates, I am of the opinion that the Shares have been duly authorized by requisite corporate action by TBS and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully-paid and non-assessable.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent. Notwithstanding the foregoing, I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                          Very truly yours,

                                          /s/  Steven W. Korn
                                          --------------------------------------

                                          Steven W. Korn